Exhibit 18.1

March 29, 2011

Board of Directors

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Gentlemen:

Note 2 of Notes to the Consolidated Financial Statements of Saba Software, Inc. included in its Form 10-Q for the quarter ended February 28, 2011 describes a change in the method of accounting for sales commissions related to non-cancellable annual or multi-year SaaS contracts, from recording an expense when incurred, to deferral and amortization of the sales commission in proportion to the revenue recognized over the non-cancellable term of the contract. There are no authoritative criteria for determining a “preferable” sales commissions expense recognition method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board of any financial statements of the Company as of any date or for any period subsequent to May 31, 2010, and therefore we do not express any opinion on any financial statements of Saba Software, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP